Exhibit 7.24

BELL CANADA

Company

and

BCE INC.

Guarantor

and

COMPUTERSHARE TRUST COMPANY OF CANADA

Trustee

FIRST SUPPLEMENTAL INDENTURE

Dated as of March 27, 2025

to

SUBORDINATED INDENTURE

Dated as of March 27, 2025

i

ii

FIRST SUPPLEMENTAL INDENTURE, dated as of March 27, 2025 (the “First Supplemental Indenture”), among BELL CANADA, a corporation incorporated under the laws of Canada (the “Company”), BCE INC., a corporation incorporated under the laws of Canada (the “Guarantor”) and COMPUTERSHARE TRUST COMPANY OF CANADA, a trust company existing and licensed under the laws of Canada, as Trustee hereunder (the “Trustee”).

RECITALS OF THE COMPANY

The Company and the Guarantor have each heretofore executed and delivered to Computershare Trust Company of Canada, as trustee, a Subordinated Indenture, dated as of March 27, 2025 (the “Base Indenture,” as the same may be amended or supplemented from time to time, including by this First Supplemental Indenture, the “Subordinated Indenture”), providing for the issuance from time to time of the Company’s subordinated debt securities to be issued in one or more series (herein and therein called the “Subordinated Debt Securities”) and the guarantee thereof by the Guarantor, in each case as described therein.

Sections 201, 301 and 901 of the Base Indenture permit the Company, the Guarantor and the Trustee to enter into an indenture supplemental to the Base Indenture to provide for the issuance of, and establish the form and terms of, additional series of Subordinated Debt Securities.

The Company has authorized the issuance of $1,250,000,000 in aggregate principal amount of its 5.625% Fixed-to-Fixed Rate Junior Subordinated Notes, Series C due 2055 (the “Notes”).

The Notes will be established as a series of Subordinated Debt Securities under the Subordinated Indenture.

All things necessary to make this First Supplemental Indenture a valid agreement of the Company, in accordance with its terms, have been done.

RECITALS OF THE GUARANTOR

The Guarantor desires to make the Guarantee provided for herein.

All things necessary to make this First Supplemental Indenture a valid agreement of the Guarantor, in accordance with its terms, have been done.

NOW, THEREFORE, THIS INDENTURE WITNESSETH:

For and in consideration of the premises and the purchase of the Notes by the Holders thereof, it is mutually covenanted and agreed, for the equal and proportionate benefit of all Holders of the Notes, as follows:

ARTICLE ONE

DEFINITIONS AND OTHER PROVISIONS

OF GENERAL APPLICATION

Section 101 Relation to Base Indenture.

This First Supplemental Indenture constitutes a part of the Base Indenture (the provisions of which, as modified by this First Supplemental Indenture, shall apply to the Notes) in respect of the Notes but shall not modify, amend or otherwise affect the Base Indenture insofar as it relates to any other series of Subordinated Debt Securities or affect in any manner the terms and conditions of the Subordinated Debt Securities of any other series.

Section 102 Definitions.

For all purposes of this First Supplemental Indenture, the capitalized terms used herein that are defined in this Section 102 have the respective meanings assigned thereto in this Section 102, and the capitalized terms used herein that are defined in the Base Indenture and not defined in this Section 102 have the respective meanings assigned thereto in the Base Indenture. For all purposes of this First Supplemental Indenture:

(1) the terms defined in this Article One have the meanings assigned to them in this Article One, and include the plural as well as the singular;

(2) the words “herein,” “hereof” and “hereunder” and other words of similar import refer to this First Supplemental Indenture as a whole and not to any particular Article, Section or other subdivision;

(3) all references to “dollars” and “$” shall mean Canadian dollars unless otherwise indicated; and

(4) for the avoidance of doubt, any reference to a facsimile signature shall include an image of a signature produced electronically.

“1996 Indenture Subordinated Debentures” means the subordinated debentures issued under the 1996 Subordinated Indenture.

“1996 Subordinated Indenture” means the indenture dated as of April 17, 1996 and indentures supplemental thereto executed by the Company in favour of Montreal Trust Company (the predecessor company of Computershare Trust Company of Canada), as trustee (as amended and supplemented from time to time in accordance with the terms thereof).

“2055-A Notes” means the Company’s US$1,000,000,000 of 6.875% Fixed-to-Fixed Rate Junior Subordinated Notes, Series A due 2055.

“2055-B Notes” means the Company’s US$1,250,000,000 of 7.000% Fixed-to-Fixed Rate Junior Subordinated Notes, Series B due 2055.

“Additional Notes” has the meaning ascribed to such term in Section 201.

“Administrative Action” means any judicial decision, administrative pronouncement, published or private ruling, regulatory procedure, rule, notice, announcement, assessment or reassessment (including without limitation any notice or announcement of intent to adopt or issue such decision, pronouncement, ruling, procedure, rule, notice, announcement, assessment or reassessment).

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For the purposes of this definition, “control” when used with respect to any specified Person means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Authorized Officers” has the meaning ascribed to such term in Section 605.

“Bell Canada Senior Debt” means the principal of, premium, if any, interest on and all other amounts in respect of: (i) indebtedness for (A) borrowed money issued, assumed or guaranteed by the Company (other than indebtedness represented by the Notes and all Junior Parity Indebtedness), including all present or future obligations of the Company under the 1996 Indenture Subordinated Debentures and the 1996 Subordinated Indenture, or (B) the deferred purchase price of property (including in the case of each of (A) and (B), without limitation, by means of debt instruments and finance leases and any liability evidenced by bonds, debentures, notes or similar instruments); (ii) all other liabilities of the Company created, incurred, assumed or guaranteed by the Company; and (iii) renewals, extensions or refunding of any indebtedness referred to in (i) or (ii) of this definition, except that the Bell Canada Senior Debt shall not include, in each case, indebtedness or other liabilities which by their terms rank in right of payment equally with or subordinate to the Notes.

“Bloomberg Screen GCAN5YR Page” means the display designated as page “GCAN5YR<INDEX>” on the Bloomberg Financial L.P. service (or such other page as may replace the GCAN5YR page on that service for purposes of displaying Government of Canada bond yields).

“Business Day” means a day, except Saturdays, Sundays, or other day on which banking institutions in the provinces of Ontario or Québec are authorized or obligated by law to close.

“Calculation Agent” means any Person, which may be the Company or any of the Company’s Affiliates, appointed by the Company from time to time to act as calculation agent with respect to the Notes.

“CDS” shall mean CDS Clearing and Depository Services Inc., together with its successors from time to time.

“DBRS” means DBRS Limited, or its successor.

“Dividend Restricted Shares” means, (i) in respect of the Guarantor, collectively, the common shares and preferred shares in the capital of the Guarantor, and (ii) in respect of the Company, collectively, the common shares and preferred shares in the capital of the Company.

“Electronic Means” has the meaning ascribed to such term in Section 605.

“Event of Default” has the meaning ascribed to such term in Section 301.

“First Reset Date” means March 27, 2030.

“Five-Year Government of Canada Yield” means, with respect to the Notes, as at any Interest Reset Determination Date for a Subsequent Fixed Rate Period, the bid yield to maturity on such date (assuming semi-annual compounding) of a Canadian dollar denominated non-callable Government of Canada bond with a term to maturity of five years as quoted as of 10:00 a.m. (Toronto time) on such date and which appears on the Bloomberg Screen GCAN5YR Page on such date, provided that, if such rate does not appear on the Bloomberg Screen GCAN5YR Page on such date, “Five-Year Government of Canada Yield” means the average of the yields determined by two registered Canadian investment dealers (each of which is a member of the Canadian Investment Regulatory Organization), selected by the Company, as being the yield to maturity (assuming semi-annual compounding) on such date at or about 10:00 am (Toronto time) which a Canadian dollar denominated non-callable Government of Canada bond would carry if issued in Canadian dollars at 100% of its principal amount on such date with a term to maturity of five years.

“Global Securities” has the meaning ascribed to such term in Section 202.

“Guarantee” means the guarantee, on a junior subordinated basis, of the full and timely payment when due, whether at stated maturity, by required payment, acceleration, declaration, demand or otherwise, of all of the payment obligations of the Company under the Subordinated Indenture and the Notes.

“Guarantor Senior Debt” means the principal of, premium, if any, interest on and all other amounts in respect of: (i) indebtedness, for (A) borrowed money issued, assumed or guaranteed by the Guarantor (other than indebtedness represented by the Guarantee and the Guarantor’s guarantee of the Company’s obligations under all Junior Parity Indebtedness), including all present or future obligations of the Guarantor in respect of its guarantee of the Company’s obligations under the 1996 Indenture Subordinated Debentures and the 1996 Subordinated Indenture, or (B) the deferred purchase price of property (including in the case of (A) and (B), without limitation, by means of debt instruments and finance leases and any liability evidenced by bonds, debentures, notes or similar instruments); (ii) all other liabilities of the Guarantor created, incurred, assumed or guaranteed by the Guarantor; and (iii) renewals, extensions or refunding of any indebtedness referred to in (i) or (ii) of this definition, except that Guarantor Senior Debt shall not include, in each case, indebtedness or other liabilities which by their terms rank in right of payment equally with or subordinate to the Guarantee.

“Holders” means the registered holders, from time to time, of the Notes or, where the context requires, all of such holders.

“Instructions” has the meaning ascribed to such term in Section 605.

“Interest Payment Date” means March 27 and September 27 of each year, commencing on September 27, 2025.

“Interest Reset Date” means the date falling on the fifth anniversary of the First Reset Date and each date falling on the fifth anniversary of the preceding Interest Reset Date.

“Interest Reset Determination Date” means, for any Subsequent Fixed Rate Period, the date that is one Business Day prior to the first day of such Subsequent Fixed Rate Period.

“Junior Parity Indebtedness” means (i) in respect of the Guarantor, any class or series of the Guarantor’s indebtedness currently outstanding or hereafter created which expressly ranks equally (pari passu) with the Guarantee, including the Guarantor’s guarantee of the U.S. Junior Subordinated Notes, and (ii) in respect of the Company, any class or series of the Company’s indebtedness currently outstanding or hereafter created which expressly ranks equally (pari passu) with the Notes as to distributions upon liquidation, dissolution or winding-up, including the U.S. Junior Subordinated Notes.

“Maturity Date” means March 27, 2055.

“Moody’s” means Moody’s Investors Service, Inc., or its successor.

“Person” means any individual, corporation, partnership, joint venture, trust, unincorporated organization or government or any agency or political subdivision thereof.

“Rating Agencies” means each of Moody’s, S&P and DBRS as long as, in each case, it has not ceased to rate such Notes or failed to make a rating of such Notes publicly available for reasons outside of the Company’s control; provided that if one or more of Moody’s, S&P or DBRS ceases to rate such Notes or fails to make a rating of such Notes publicly available for reasons outside of the Company’s control, the Company may select any other “designated rating organization” within the meaning of National Instrument 44-101 – Short Form Prospectus Distributions, as a replacement agency for such one or more of them, as the case may be.

“Rating Event” means an amendment, clarification or change to the criteria that any Rating Agency uses to assign equity credit to securities such as the Notes following the initial rating of the Notes by such Rating Agency, which amendment, clarification or change results in (a) the shortening of the length of time the Notes are assigned a particular level of equity credit by that Rating Agency as compared to the length of time the Notes would have been assigned that level of equity credit by that Rating Agency or its predecessor on the initial rating of the Notes by such Rating Agency; or (b) the lowering of the equity credit (including up to a lesser amount) assigned to the Notes by that Rating Agency compared to the equity credit assigned by that Rating Agency or its predecessor on the initial rating of the Notes by such Rating Agency.

“Regular Record Date” has the meaning ascribed to such term in Section 205.

“Subsequent Fixed Rate Period” means the period from, and including, the First Reset Date to, but excluding, the next Interest Reset Date and each five-year period thereafter from, and including, the most recent Interest Reset Date to, but excluding, the next Interest Reset Date (or the Maturity Date or date of redemption, as applicable).

“Senior Creditor” means a holder or holders of Bell Canada Senior Debt and includes any representative or representatives or trustee or trustees of any such holder and such other lenders providing advances to the Company pursuant to Bell Canada Senior Debt.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or its successor.

“Tax Event” means the Company has received an opinion of independent counsel of a nationally recognized law firm in Canada or the United States experienced in such matters (who may be counsel to the Company) to the effect that, as a result of: (a) any amendment to, clarification of or change (including without limitation any announced prospective change) in the laws, or any regulations thereunder, or any application or interpretation thereof, of Canada or the United States, or any political subdivision or taxing authority thereof or therein, affecting taxation; (b) any Administrative Action; or (c) any amendment to, clarification of or change (including any announced prospective change) in the official position with respect to or the interpretation of any Administrative Action or any interpretation or pronouncement that provides for a position with respect to such Administrative Action that differs from the theretofore generally accepted position, in each case, by any legislative body, court, governmental authority or agency, regulatory body or taxing authority, irrespective of the manner in which such amendment, clarification, change, Administrative Action, interpretation or pronouncement is made known, which amendment, clarification, change or Administrative Action is effective or which interpretation, pronouncement or Administrative Action is announced on or after the date of the issue of the Notes, there is more than an insubstantial risk (assuming any proposed or announced amendment, clarification, change, interpretation, pronouncement or Administrative Action is effective and applicable) that the Company is, or may be, subject to more than a de minimis amount of additional taxes, duties or other governmental charges or civil liabilities because the treatment of any of its items of income, taxable income, expense, deduction of expense, taxable capital or taxable paid-up capital with respect to the Notes (including without limitation the treatment by the Company of interest on the Notes and the deductibility of such interest), as or as would be reflected in any tax return or form filed, to be filed, or otherwise could have been filed, will not be respected by a taxing authority.

“U.S. Junior Subordinated Notes” means the 2055-A Notes and 2055-B Notes.

ARTICLE TWO

THE NOTES

Section 201 Designation; Aggregate Principal Amount.

(a) The Notes shall be known and designated as the “5.625% Fixed-to-Fixed Rate Junior Subordinated Notes, Series C due 2055.”

(b) The aggregate principal amount of the Notes that may be authenticated and delivered under this First Supplemental Indenture is limited to $1,250,000,000, as increased by the amount of any Additional Notes issued pursuant to this First Supplemental Indenture, except for Notes authenticated and delivered upon registration of transfer of, or in exchange for, or in lieu of, other Notes issued pursuant to Section 304, 305, 306, 905 or 1107 of the Base Indenture or Article Two of this First Supplemental Indenture. The Company may, from time to time, without the consent of the Holders of the Notes, reopen the series constituting the Notes and issue additional Notes (the “Additional Notes”) having the same ranking and the same interest rate, maturity and other terms as the Notes, except for the public offering price, the issue date and, if applicable, the initial interest payment date and initial interest accrual date. Any such Additional Notes, together with the initial Notes, shall constitute a single series of Subordinated Debt Securities under the Base Indenture.

Section 202 Global Securities.

Upon original issuance, the Notes shall be represented by one or more global securities (the “Global Securities”) having an aggregate principal amount equal to that of the Notes represented thereby. Each Global Security shall be deposited with, or on behalf of, CDS, as depositary, and registered in the name of CDS & Co. (or such other nominee as may be designated by CDS), as nominee of CDS. The Global Securities shall bear legends substantially in the form set out in Exhibit A hereto.

Section 203 Guarantees.

The Guarantees shall be substantially in the form set out in Exhibit B hereto.

Section 204 Maturity; Place of Payment.

The Stated Maturity of the Notes shall be March 27, 2055. The Place of Payment with respect to the Notes shall initially be the Corporate Trust Office of the Trustee.

Section 205 Interest.

(a) The Notes shall bear interest (i) from and including March 27, 2025, to but excluding the First Reset Date at an annual rate of 5.625% and thereafter (ii) from and including the First Reset Date and on every Interest Reset Date, with respect to each Subsequent Fixed Rate Period, to, but excluding, the next succeeding Interest Reset Date, the Maturity Date or the date of redemption, as the case may be, at an annual rate, to be reset on each Interest Reset Date, equal to the Five-Year Government of Canada Yield as of the most recent Interest Reset Determination Date, plus a spread of 2.950%; provided, that the interest rate during any Subsequent Fixed Rate Period will not reset below 5.625%.

(b) Subject to the Company’s right to defer interest payments pursuant to Article Four of this First Supplemental Indenture, interest on the Notes shall be payable semi-annually in arrears on each Interest Payment Date to the person in whose name such Note is registered at the close of business on each March 12 or September 12 (the “Regular Record Date”), as applicable, preceding such Interest Payment Date (whether or not a Business Day), provided that interest payable at maturity or on a redemption date shall be paid to the person to whom principal is payable.

(c) Unless all of the outstanding Notes have been redeemed as of the First Reset Date, the Company shall appoint the Calculation Agent with respect to the Notes prior to the Interest Reset Determination Date preceding the First Reset Date. The Company or any of its affiliates may be appointed as the Calculation Agent. The applicable interest rate for each Subsequent Fixed Rate Period shall be determined by the Calculation Agent as of the applicable Interest Reset Determination Date. If the Company or one of its affiliates is not the Calculation Agent, the Calculation Agent shall notify the Company of the interest rate for the relevant Subsequent Fixed Rate Period promptly upon such determination. the Company shall notify the Trustee of such interest rate, promptly upon making or being notified of such determination. The Calculation Agent’s determination of any interest rate and its calculation of the amount of interest for any Subsequent Fixed Rate Period beginning on or after the First Reset Date shall be conclusive and binding absent manifest error, shall be made in the Calculation Agent’s sole discretion and, notwithstanding anything to the contrary in the documentation relating to the Notes, shall become effective without consent from any other person or entity. Such determination of any interest rate and calculation of the amount of interest shall be on file at the Company’s principal offices and shall be made available to any Holder of the Notes upon request.

(d) Interest shall be calculated on the basis of equal semi-annual payments when calculating amounts due on any Interest Payment Date and the actual number of days elapsed and a 365-day or 366-day year, depending upon the actual number of days in the applicable year, when calculating accruals during any partial interest period. For the purposes of disclosure under the Interest Act (Canada), and without affecting the interest payable on the Notes, whenever the interest rate on the Notes is to be calculated on the basis of a period of less than a calendar year, the yearly interest rate equivalent for such interest rate will be the interest rate multiplied by the actual number of days in the relevant calendar year and divided by the number of days in such period.

(e) The principal of, interest and premium (if any) on, and any redemption price of, the Notes shall be paid in lawful money of Canada.

(f) If an Interest Payment Date falls on a day that is not a Business Day, the Interest Payment Date shall be postponed to the next succeeding Business Day, and no further interest shall accrue in respect of such postponement. In addition, if a redemption date or a Maturity Date of the Notes falls on a day that is not a Business Day, the payment of any amounts owing in respect of the Notes shall be made on the next succeeding Business Day and no interest on such payment shall accrue for the period from and after the redemption date or the Maturity Date, as applicable.

Section 206 Denomination.

The Notes shall be issued only in fully registered form, without coupons, in minimum denominations of $1,000 and integral multiples thereof.

Section 207 Redemption.

(a) The Company shall be entitled, at its option, to redeem the Notes, in whole at any time or in part from time to time, by giving prior notice of not less than 10 days nor more than 60 days to the Holders of the Notes, and upon such conditions as may be specified in the applicable notice of redemption, at a redemption price equal to 100% of the principal amount thereof: (a) on any day in the period commencing on and including the date that is 90 days prior to the First Reset Date and ending on and including such First Reset Date; and (b) thereafter, on any applicable Interest Payment Date, in each case together with accrued and unpaid interest (including deferred interest, as applicable) to, but excluding, the date fixed for redemption. Notes that are redeemed shall be cancelled and shall not be reissued.

(b) At any time on or within 90 days following the occurrence of a Tax Event, the Company may, at its option, by giving not less than 10 days’ nor more than 60 days’ prior notice to the Holders of the Notes, redeem all (but not less than all) of the Notes at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest (including deferred interest, as applicable) to, but excluding, the date fixed for redemption. If there is a Tax Event on or after the date that is 90 days prior to the First Reset Date, the Company may elect an optional redemption of the Notes pursuant to Section 207(a) of this First Supplemental Indenture rather than a redemption by way of the Tax Event optional redemption right.

(c) At any time on or within 90 days following the occurrence of a Rating Event, the Company may, at its option, by giving not less than 10 days’ nor more than 60 days’ prior notice to the Holders of the Notes, redeem all (but not less than all) of the Notes at a redemption price equal to 102% of the principal amount thereof, together with accrued and unpaid interest (including deferred interest, as applicable) to, but excluding, the date fixed for redemption. If there is a Rating Event on or after the date that is 90 days prior to the First Reset Date, the Company may elect an optional redemption of the Notes pursuant to Section 207(a) of this First Supplemental Indenture rather than a redemption by way of the Rating Event optional redemption right.

Section 208 No Sinking Fund.

The Company shall not be required to make sinking fund payments with respect to the Notes.

ARTICLE THREE

DEFAULTS AND REMEDIES

Section 301 Events of Default.

Section 501 of the Base Indenture shall not apply to the Notes. An “Event of Default” in respect of the Notes shall occur only if the Company:

(a) defaults in the payment of any interest on the Notes when due and payable, and such default continues for a period of 90 days (subject to the Company’s right, at its option, to defer interest payments on the Notes pursuant to Article Four of this First Supplemental Indenture);

(b) defaults in the payment of the principal amount of or the applicable redemption price of such Notes, as applicable, when due and payable, and such default continues for a period of five days;

(c) makes an assignment for the general benefit of creditors or is adjudicated insolvent or bankrupt, or has petitioned or has applied to any court having jurisdiction for the appointment of a receiver, receiver and manager, monitor, trustee, liquidator or sequestrator of, or for, the Company or any substantial portion of the property of the Company; or has commenced any proceeding relating to the Company or any substantial portion of the property of the Company under any insolvency reorganization, arrangement, or readjustment of Debt, dissolution, winding-up, adjustment, composition or liquidation law or statute of any jurisdiction, whether now or hereafter in effect (hereinafter called “Proceeding”); or there has been commenced against the Company any Proceeding and an order approving such Proceeding shall have been rendered, or such Proceeding shall have remained undischarged for a period of 60 days; or a receiver, receiver and manager, monitor, trustee, liquidator or sequestrator of, or for, the Company or any substantial portion of the property of the Company shall have been appointed; or the Company shall have indicated consent to or approval of or acquiescence in any Proceeding or the appointment of a receiver, receiver and manager, monitor, trustee, liquidator or sequestrator of, or for, the Company or any substantial portion of the property of the Company, provided that a resolution or order for winding-up the Company with a view to its consolidation, amalgamation or merger with another corporation or the transfer of its assets as a whole, or substantially as a whole, to such other corporation as provided in Section 801 of the Base Indenture shall not make the rights and remedies herein enforceable under this Clause if such last-mentioned corporation shall, as a part of such consolidation, amalgamation, merger or transfer, and within 60 days from the passing of the resolution or the date of the order, comply with the conditions to that end stated in Section 801 of the Base Indenture; or

(d) defaults in the performance or observance of any covenant, agreement or condition of the Subordinated Indenture and such default continues for a period of 90 days after written notice has been given by (i) the Trustee to the Company specifying such default and requiring the Company to remedy the same or (ii) the Holders of not less than 25% in principal amount of the Notes at the time outstanding to the Company and the Trustee specifying such default.

Section 302 Acceleration.

Section 502 of the Base Indenture shall apply to the Notes, except that the following sentence shall be inserted at the end of the first paragraph of such section:

Notwithstanding the forgoing, if an Event of Default specified in Section 301(d) occurs and is continuing, neither the Trustee nor the Holders of the Notes shall be entitled to declare the principal of the Notes, or accrued or unpaid interest thereon, to be due or payable immediately; provided that the Trustee and the Holders may exercise the other rights and remedies available under the Indenture and under applicable law upon the occurrence of an Event of Default specified in Section 301(d).

ARTICLE FOUR

OPTION TO DEFER INTEREST PAYMENTS

Section 401 Option to Defer Interest Payments.

(a) So long as no Event of Default has occurred and is continuing, the Company may elect, at its option, on any date other than an Interest Payment Date, to defer the interest payable on the Notes on one or more occasions for up to five consecutive years (each, a “Deferral Period”). There is no limit on the number of Deferral Periods that may occur. Such deferral shall not constitute an Event of Default or any other breach under the Subordinated Indenture or the Notes. Deferred interest shall accrue at the then-applicable interest rate for the Notes (as reset from time to time in accordance with the terms of the Notes), compounding on each subsequent Interest Payment Date, until paid, to the extent permitted by applicable law. A Deferral Period with respect to the Notes terminates on any Interest Payment Date where the Company pays all accrued and unpaid interest (including deferred interest, as applicable) in respect of the Notes on such date. No Deferral Period may extend beyond the Maturity Date and, for greater certainty, all accrued and unpaid interest (including deferred interest, as applicable, to the extent permitted by law) in respect of the Notes shall be due and payable on the Maturity Date or any date fixed for redemption of the Notes, as applicable.

(b) Unless the Company has paid all interest that has been deferred or is then payable on the Notes, neither the Guarantor nor the Company shall:

(i) declare any dividend on the Dividend Restricted Shares or pay any interest on any Junior Parity Indebtedness;

(ii) redeem, purchase or otherwise retire any Dividend Restricted Shares or Junior Parity Indebtedness; or

(iii) make any payment to holders of, or in respect of, any of the Dividend Restricted Shares or any of the Junior Parity Indebtedness in respect of dividends not declared or paid on such Dividend Restricted Shares or interest not paid on such Junior Parity Indebtedness, respectively.

(c) Notwithstanding the forgoing provisions of Section 401(b), during a Deferral Period, the Company and the Guarantor may:

(i) declare and pay dividends or distributions payable solely in common shares in the capital of the Company or the Guarantor, together with cash in lieu of any fractional shares, or options, warrants or rights to subscribe for or purchase common shares in the capital of the Company or the Guarantor;

(ii) redeem, purchase or otherwise retire any Dividend Restricted Shares out of the net cash proceeds of a substantially concurrent issue of Dividend Restricted Shares;

(iii) redeem, purchase or otherwise retire any Dividend Restricted Shares or rights to subscribe for Dividend Restricted Shares pursuant to any purchase obligation, sinking fund, retraction privilege or mandatory redemption provisions attaching to any series of Dividend Restricted Shares or such rights if under a shareholders rights plan;

(iv) reclassify the Company’s or the Guarantor’s Dividend Restricted Shares or exchange or convert Dividend Restricted Shares for another class or series of the Company’s or the Guarantor’s share capital;

(v) purchase fractional interests in Dividend Restricted Shares pursuant to the conversion or exchange provisions of such Dividend Restricted Shares or the security being converted or exchanged;

(vi) purchase, acquire or withhold Dividend Restricted Shares in connection with the issuance or delivery by the Company or the Guarantor of Dividend Restricted Shares under any dividend reinvestment plan or related to any employment contract, incentive plan, benefit plan or other similar arrangement for the Company’s or the Guarantor’s directors, officers, employees, consultants or advisors;

(vii) declare and pay any dividend on any Dividend Restricted Shares of the Company to the extent owned directly or indirectly by the Guarantor; or

(viii) redeem, purchase or otherwise retire any Dividend Restricted Shares of the Company to the extent owned directly or indirectly by the Guarantor.

(d) the Company shall give the Trustee and the Holders of the Notes written notice of its election to commence or continue a Deferral Period at least 10 and not more than 60 days before the next Interest Payment Date.

ARTICLE FIVE

SUBORDINATION

Section 501 Subordination of Notes to Bell Canada Senior Debt.

(a) The Company covenants and agrees, and each Holder of the Notes, by the acceptance thereof, likewise covenants and agrees, that the indebtedness represented by the Notes and the payment of the principal of and premium, if any, and interest on each and all of the Notes is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all present and future Bell Canada Senior Debt. However, the Notes shall rank equally in right of payment with any Junior Parity Indebtedness of the Company.

(b) In the event (i) of any insolvency or bankruptcy proceedings or any receivership, liquidation, reorganization or other similar proceedings in respect of the Company or a substantial part of its property, or of any proceedings for liquidation, dissolution or other winding-up of the Company, whether or not involving insolvency or bankruptcy; or (ii) subject to Section 503 of this First Supplemental Indenture, that: (1) a default has occurred with respect to the payment of principal of or interest on or other monetary amounts due and payable on any Bell Canada Senior Debt; or (2) there has occurred an event of default (other than a default in the payment of principal or interest or other monetary amounts due and payable) in respect of any Bell Canada Senior Debt, as defined in the instrument under which such Bell Canada Senior Debt is outstanding, permitting the holder or holders thereof to accelerate the maturity thereof (with notice or lapse of time, or both), and such event of default has continued beyond the period of grace, if any, in respect thereof, and, in the cases of paragraphs (1) and (2), such default or event of default has not been cured or waived or has not ceased to exist; or (3) that the principal of and accrued interest on the Notes has been declared due and payable pursuant to Section 502 of the Base Indenture and such declaration has not been rescinded and annulled as provided therein, then:

(i) the holders of all Bell Canada Senior Debt shall first be entitled to receive payment of the full amount due thereon, or provision shall be made for such payment in money or money’s worth, before the Holders of any of the Notes are entitled to receive a payment on account of the principal of or interest on the indebtedness evidenced by the Notes, including, without limitation, any payments made pursuant to any redemption or purchase for cancellation;

(ii) any payment by, or distribution of assets of, the Company of any kind or character, whether in cash, property or securities, to which the Holders of any of the Notes or the Trustee would be entitled except for the provisions of this Article Five shall be paid or delivered by the person making such payment or distribution, whether a trustee in bankruptcy, a receiver, receiver and manager, monitor or liquidating trustee or otherwise, directly to the holders of such Bell Canada Senior Debt or their representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any of such Bell Canada Senior Debt may have been issued, ratably according to the aggregate amounts remaining unpaid on account of such Bell Canada Senior Debt held or represented by each, to the extent necessary to make payment in full of all Bell Canada Senior Debt remaining unpaid after giving effect to any concurrent payment or distribution (or provision therefor) to the holders of such Bell Canada Senior Debt, before any payment or distribution is made to the holders of the indebtedness evidenced by the Notes or to the Trustee under this instrument; and

(iii) in the event that, notwithstanding the foregoing, any payment by, or distribution of assets of, the Company of any kind or character, whether in cash, property or securities, in respect of principal of or interest on the Notes or in connection with any repurchase by the Company of the Notes, shall be received by the Trustee or the Holders of any of the Notes before all Bell Canada Senior Debt is paid in full, or provision made for such payment in money or money’s worth, such payment or distribution in respect of principal of or interest on the Notes or in connection with any repurchase by the Company of the Notes shall be paid over to the holders of such Bell Canada Senior Debt or their representative or representatives or to the trustee or trustees under any indenture under which any instruments evidencing any such Bell Canada Senior Debt may have been issued, ratably as aforesaid, for application to the payment of all Bell Canada Senior Debt remaining unpaid until all such Bell Canada Senior Debt shall have been paid in full, after giving effect to any concurrent payment or distribution (or provision therefor) to the holders of such Bell Canada Senior Debt.

Section 502 Subordination of Guarantee to Guarantor Senior Debt.

The Guarantor covenants and agrees, and each Holder of the Notes, by the acceptance thereof, likewise covenants and agrees, that the payment under the Guarantee of the principal of and premium, if any, and interest, if any, on the Notes is hereby expressly subordinated, to the extent and in the manner set forth in the Guarantee, in right of payment to the prior payment in full of all present and future Guarantor Senior Debt. However, the Guarantee shall rank equally in right of payment with any Junior Parity Indebtedness of the Guarantor.

Section 503 Disputes with Holders of Certain Senior Indebtedness.

Any failure by the Company to make any payment on or perform any other obligation under Bell Canada Senior Debt, other than any indebtedness incurred by the Company or assumed or guaranteed, directly or indirectly, by the Company for money borrowed (or any deferral, renewal, extension or refunding thereof) or any indebtedness or obligation as to which the provisions of this Section shall have been waived by the Company in the instrument or instruments by which the Company incurred, assumed, guaranteed or otherwise created such indebtedness or obligation, shall not be deemed a default or event of default under 501(b)(2) if (a) the Company shall be disputing its obligation to make such payment or perform such obligation and (b) either (i) no final judgment relating to such dispute shall have been issued against the Company which is in full force and effect and is not subject to further review, including a judgment that has become final by reason of the expiration of the time within which a party may seek further appeal or review, and (ii) in the event of a judgment that is subject to further review or appeal has been issued, the Company shall in good faith be prosecuting an appeal or other proceeding for review and a stay of execution shall have been obtained pending such appeal or review.

Section 504 Subrogation.

Subject to the payment in full of all Bell Canada Senior Debt, the Holders of the Notes shall be subrogated (equally and ratably with the holders of all obligations of the Company which by their express terms are subordinated to Bell Canada Senior Debt of the Company to the same extent as the Notes are subordinated and which are entitled to like rights of subrogation) to the rights of the holders of Bell Canada Senior Debt to receive payments or distributions of cash, property or securities of the Company applicable to the Bell Canada Senior Debt until all amounts owing on the Notes shall be paid in full, and as between the Company, its creditors other than holders of such Bell Canada Senior Debt and the Holders, no such payment or distribution made to the holders of Bell Canada Senior Debt by virtue of this Article Five that otherwise would have been made to the Holders shall be deemed to be a payment by the Company on account of such Bell Canada Senior Debt, it being understood that the provisions of this Article Five are and are intended solely for the purpose of defining the relative rights of the Holders, on the one hand, and the holders of Bell Canada Senior Debt, on the other hand.

Section 505 Obligation of Company Unconditional.

(a) Nothing contained in this Article Five or elsewhere in the Subordinated Indenture or in the Notes is intended to or shall impair, as among the Company, its creditors other than the holders of Bell Canada Senior Debt and the Holders, the obligation of the Company, which is absolute and unconditional, to pay to the Holders the principal of and premium, if any, and interest on the Notes as and when the same shall become due and payable in accordance with their terms, or is intended to or shall affect the relative rights of the Holders and creditors of the Company other than the holders of Bell Canada Senior Debt, nor shall anything herein or therein prevent the Trustee or any Holder from exercising all remedies otherwise permitted by applicable law upon default under the Subordinated Indenture, subject to the rights, if any, under this Article Five of the holders of Bell Canada Senior Debt in respect of cash, property or securities of the Company received upon the exercise of any such remedy.

(b) Upon payment or distribution of assets of the Company referred to in this Article Five, the Trustee and the Holders shall be entitled to rely upon any order or decree made by any court of competent jurisdiction in which any such dissolution, winding up, liquidation or reorganization proceeding affecting the affairs of the Company is pending or upon a certificate of the trustee in bankruptcy, receiver, receiver and manager, monitor, assignee for the benefit of creditors, liquidating trustee or agent or other person making any payment or distribution, delivered to the Trustee or to the Holders, for the purpose of ascertaining the persons entitled to participate in such payment or distribution, the holders of the Bell Canada Senior Debt and other indebtedness of the Company, the amount thereof or payable thereon, the amount paid or distributed thereon and all other facts pertinent thereto or to this Article Five.

Section 506 Payments on Notes Permitted.

Nothing contained in this Article Five or elsewhere in the Subordinated Indenture or in the Notes shall affect the obligations of the Company to make, or prevent the Company from making, payment of the principal of and premium, if any, or interest on the Notes in accordance with the provisions hereof and thereof, except as otherwise provided in this Article Five.

Section 507 Effectuation of Subordination by Trustee.

Each Holder by its acceptance thereof authorizes and directs the Trustee on its behalf to take such action as may be necessary or appropriate to effect the subordination as provided in this Article Five and appoints the Trustee as its attorney-in-fact and mandatary for any and all such purposes. This appointment shall be irrevocable. Upon request of the Company, and upon being furnished a certificate of the Company stating that one or more named Persons are Senior Creditors and specifying the amount and nature of the Bell Canada Senior Debt of such Senior Creditor, the Trustee shall enter into a written agreement or agreements with the Company and the Persons named in such certificate of the Company providing that such Persons are entitled to all the rights and benefits of this Article Five as Senior Creditors and for such other matters, such as an agreement not to amend the provisions of this Article Five and the definitions used herein without the consent of such Senior Creditors, as the Senior Creditors may reasonably request. Such agreement shall be conclusive evidence that the indebtedness specified therein is Bell Canada Senior Debt; however, nothing herein shall impair the rights of any Senior Creditor who has not entered into such an agreement.

Section 508 Knowledge of Trustee.

Notwithstanding the provisions of this Article Five or any other provisions of the Subordinated Indenture, the Trustee shall not be charged with knowledge of the existence of any facts that would prohibit the making of any payment of moneys to or by the Trustee, or the taking of any other action by the Trustee, unless and until the Trustee shall have received written notice thereof mailed or delivered to the Trustee from the Company, any Holder, any paying agent or the holder or representative of any class of Bell Canada Senior Debt; provided that if at least three Business Days prior to the date upon which by the terms hereof any such moneys may become payable for any purpose (including, without limitation, the payment of the principal of or interest on any Note) the Trustee shall not have received with respect to such moneys the notice provided for in this Section, then, anything herein contained to the contrary notwithstanding, the Trustee shall have full power and authority to receive such moneys and to apply the same to the purpose for which they were received and shall not be affected by any notice to the contrary that may be received by it within three Business Days prior to or on or after such date.

Section 509 Trustee May Hold Senior Indebtedness.

The Trustee shall be entitled to all the rights set forth in this Article Five with respect to any Bell Canada Senior Debt at the time held by it, to the same extent as any other holder of Bell Canada Senior Debt, and nothing in the Subordinated Indenture shall deprive the Trustee of any of its rights as such holder.

Section 510 Rights of Holders of Senior Indebtedness Not Impaired.

(a) No right of any present or future holder of any Bell Canada Senior Debt to enforce the subordination herein shall at any time or in any way be prejudiced or impaired by any act or failure to act on the part of the Company or by any noncompliance by the Company with the terms, provisions and covenants of the Subordinated Indenture, regardless of any knowledge thereof any such holder may have or be otherwise charged with.

(b) With respect to the holders of Bell Canada Senior Debt, (i) the duties and obligations of the Trustee shall be determined solely by the express provisions of the Subordinated Indenture, (ii) the Trustee shall not be liable except for the performance of such duties and obligations as are specifically set forth in the Subordinated Indenture, (iii) no implied covenants or obligations shall be read into the Subordinated Indenture against the Trustee and (iv) the Trustee shall not be deemed to be a fiduciary as to such holders.

Section 511 Article Applicable to Paying Agents.

In case at any time any paying agent other than the Trustee shall have been appointed by the Company and be then acting hereunder, the term “Trustee” as used in this Article Five shall in such case (unless the context shall require otherwise) be construed as extending to and including such paying agent within its meaning as fully for all intents and purposes as if such paying agent were named in this Article Five in addition to or in place of the Trustee; provided, however, that Sections 508 and 509 of this First Supplemental Indenture shall not apply to the Company if it acts as its own paying agent.

Section 512 Trustee; Compensation Not Prejudiced.

Nothing in this Article Five shall apply to claims of, or payments to, the Trustee pursuant to Section 607 of the Base Indenture.

ARTICLE SIX

MISCELLANEOUS

Section 601 Effect of Headings.

The Article and Section headings herein are for convenience only and shall not affect the construction hereof.

Section 602 Successors and Assigns.

All covenants and agreements in this First Supplemental Indenture by the parties hereto shall bind their respective successors and assigns and inure to the benefit of their permitted successors and assigns, whether so expressed or not.

Section 603 Severability.

In case any provision in this First Supplemental Indenture or in the Notes shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. Each of the provisions of this First Supplemental Indenture or in the Notes is declared to be separate and distinct.

Section 604 Governing Law and Attornment.

This First Supplemental Indenture, the Notes and the Guarantees shall be governed by and construed in accordance with the laws of the Province of Québec and the federal laws of Canada applicable therein. With respect to any suit, action or proceedings relating to this First Supplemental Indenture or the Notes, each of the Company, the Guarantor, the Trustee, and, by their acceptance of Notes and the benefits of this First Supplemental Indenture, the Holders from time to time irrevocably submits and attorns to the non-exclusive jurisdiction of the courts of the Province of Québec.

Section 605 Electronic Communications.

The Trustee shall have the right to accept and act upon instructions, including funds transfer instructions (“Instructions”) given pursuant to this First Supplemental Indenture and the Base Indenture and delivered using Electronic Means; provided, however, that the Company shall provide to the Trustee an incumbency certificate listing officers with the authority to provide such Instructions (“Authorized Officers”) and containing specimen signatures of such Authorized Officers, which incumbency certificate shall be amended by the Company whenever a person is to be added or deleted from the listing. If the Company elects to give the Trustee Instructions using Electronic Means and the Trustee elects to act upon such Instructions, the Trustee’s understanding of such Instructions shall be deemed controlling. The Company understands and agrees that the Trustee cannot determine the identity of the actual sender of such Instructions and, if the Trustee believes in good faith that such Instructions are genuine and from the person purporting to be the sender of such Instructions, that the Trustee shall have the right to conclusively presume that directions that purport to have been sent by an Authorized Officer listed on the incumbency certificate provided to the Trustee have been sent by such Authorized Officer. The Company shall be responsible for ensuring that only Authorized Officers transmit such Instructions to the Trustee and that the Company and all Authorized Officers are solely responsible to safeguard the use and confidentiality of applicable user and authorization codes, passwords and/or authentication keys upon receipt by the Company. The Trustee shall not be liable for any losses, costs or expenses arising directly or indirectly from the Trustee’s reliance upon and compliance with such Instructions notwithstanding such directions conflict or are inconsistent with a subsequent written instruction, unless such losses, costs or expenses were caused by the Trustee’s gross negligence, bad faith, fraud, intentional or gross fault or willful misconduct. The Company agrees: (i) subject to the immediately preceding sentence, to assume all risks arising out of the use of Electronic Means to submit Instructions to the Trustee, including without limitation the risk of the Trustee acting on unauthorized Instructions, and the risk of interception and misuse by third parties; (ii) that it is fully informed of the protections and risks associated with the various methods of transmitting Instructions to the Trustee and that there may be more secure methods of transmitting Instructions than the method(s) selected by the Company; (iii) that the security procedures (if any) to be followed in connection with its transmission of Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances; and (iv) to notify the Trustee immediately upon learning of any material compromise or unauthorized use of the security procedures to be followed in connection with its transmission of Instructions.

“Electronic Means” shall mean the following communications methods: e-mail, secure electronic transmission containing applicable authorization codes, passwords, or another method or system specified by the Trustee as available for use in connection with its services hereunder.

Section 606 Funds Held by the Trustee.

Funds held by the Trustee are to be held uninvested unless otherwise agreed in writing; provided that no such written agreement shall be required with respect to Government Obligations deposited with the Trustee in accordance with Article Fourteen of the Base Indenture.

* * * * *

This instrument may be executed in any number of counterparts, each of which so executed shall be deemed to be an original, but all such counterparts shall together constitute but one and the same instrument. This instrument may be executed by facsimile signature or other electronic signature.

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the day and year first above written.

BELL CANADA

By:	/s/ Eleanor Marshall
Name:	Eleanor Marshall
Title:	Senior Vice-President, Treasurer

BCE INC.

By:	/s/ Eleanor Marshall
Name:	Eleanor Marshall
Title:	Senior Vice-President, Treasurer

COMPUTERSHARE TRUST COMPANY OF CANADA, as Trustee

By:	/s/ Noah Bonis Charancle
Name:	Noah Bonis Charancle
Title:	Corporate Trust Officer

By:	/s/ Francis Nixon
Name:	Francis Nixon
Title:	Corporate Trust Officer

Bell Canada Supplemental Indenture to Subordinated Indenture (2055-C Notes)

EXHIBIT A

THIS SECURITY IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF CDS CLEARING AND DEPOSITARY SERVICES INC. (“CDS”) OR A NOMINEE THEREOF. THIS SECURITY MAY NOT BE EXCHANGED IN WHOLE OR IN PART FOR A SECURITY REGISTERED, AND NO TRANSFER OF THIS SECURITY IN WHOLE OR IN PART MAY BE REGISTERED, IN THE NAME OF ANY PERSON OTHER THAN CDS OR A NOMINEE THEREOF, EXCEPT IN THE LIMITED CIRCUMSTANCES DESCRIBED IN THE INDENTURE.

UNLESS THIS SECURITY IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF CDS, TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE, OR PAYMENT, AND ANY CERTIFICATE ISSUED IN RESPECT THEREOF IS REGISTERED IN THE NAME OF CDS & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS (AND ANY PAYMENT IS MADE TO CDS & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF CDS), ANY TRANSFER, PLEDGE, OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL SINCE THE REGISTERED HOLDER HEREOF, CDS & CO., HAS A PROPERTY INTEREST IN THE SECURITIES REPRESENTED BY THIS CERTIFICATE HEREIN AND IT IS A VIOLATION OF ITS RIGHTS FOR ANOTHER PERSON TO HOLD, TRANSFER OR DEAL WITH THIS CERTIFICATE.

BELL CANADA

5.625% Fixed-to-Fixed Rate Junior Subordinated Notes, Series C due 2055

No. [●]	$[●]
CUSIP No.:078149DY4
ISIN No.:CA078149DY49

Bell Canada, a corporation duly organized and existing under the laws of Canada (herein called the “Company”, which term includes any successor Person under the Indenture hereinafter referred to), for value received, hereby promises to pay to CDS & Co., or registered assigns, the principal sum of [●] MILLION Canadian Dollars ($[●]) on March 27, 2055 (the “Maturity Date”), and, subject to the Company’s right to defer interest payments as set forth in the Supplemental Indenture (as defined on the reverse hereof), to pay interest thereon (i) from and including March 27, 2025, to but excluding the First Reset Date at an annual rate of 5.625% and thereafter (ii) from and including the First Reset Date and on every Interest Reset Date, with respect to each Subsequent Fixed Rate Period, to, but excluding, the next succeeding Interest Reset Date, the Maturity Date or the date of redemption, as the case may be, at an annual rate, to be reset on each Interest Reset Date, equal to the Five-Year Government of Canada Yield as of the most recent Interest Reset Determination Date, plus a spread of 2.950% provided, that the interest rate during any Subsequent Fixed Rate Period will not reset below 5.625%, semi-annually on March 27 and September 27 in each year (each, an “Interest Payment Date”), commencing September 27, 2025 until the principal hereof is paid or made available for payment. Interest shall be computed on the basis of equal semi-annual payments when calculating amounts due on any Interest Payment Date and the actual number of days elapsed and a 365-day or 366-day year, depending upon the actual number of days in the applicable year, when calculating accruals during any partial interest period. The interest so payable, and punctually paid or duly provided for, on any Interest Payment Date will, as provided in such Indenture, be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, which shall be the March 12 or September 12 (whether or not a Business Day), as the case may be, next preceding such Interest Payment Date. Any such interest not so punctually paid or duly provided for will forthwith cease to be payable to the Holder on such Regular Record Date and may, at the Company’s election, either be paid to the Person in whose name this Security (or one or more Predecessor Securities) is registered at the close of business on a Special Record Date for the payment of such Defaulted Interest to be fixed by the Trustee, notice whereof shall be given to Holders of Securities of this series not less than 10 days prior to such Special Record Date, or be paid at any time in any other lawful manner deemed appropriate by the Trustee not inconsistent with the requirements of any securities exchange on which the Securities of this series may be listed, and upon such notice as may be required by such exchange, all as more fully provided in said Indenture.

If any scheduled Interest Payment Date is not a Business Day, the Interest Payment Date shall be postponed to the next succeeding Business Day, but interest on that payment shall not accrue during the period from and after the scheduled Interest Payment Date unless there is a default in the payment of the interest. If the Maturity Date or date of redemption or repayment is not a Business Day, the payment of interest and principal and/or any amount payable upon redemption or repayment of the Securities shall be made on the next succeeding Business Day, but interest on that payment will not accrue during the period from and after such Maturity Date or date of redemption or repayment unless there is a default in the payment of the principal.

Payment of the principal of (and premium, if any) and interest on this Security will be made in such coin or currency of Canada as at the time of payment is legal tender for payment of public and private debts.

Reference is hereby made to the further provisions of this Security set forth on the reverse hereof, which further provisions shall for all purposes have the same effect as if set forth at this place.

Unless the certificate of authentication hereon has been executed by the Trustee referred to on the reverse hereof by manual signature (or, solely in the case of a Global Security, facsimile or electronic signature), this Security shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

Unless otherwise specifically stated, all dollar amounts in this Security are expressed in Canadian dollars.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

Dated: [●], 20[●]

BELL CANADA

By:
Name:
Title:

By:
Name:
Title:

Bell Canada Global Note Certificate (2055-C), No. [●]

This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.

Dated: [●], 20[●]

COMPUTERSHARE TRUST COMPANY OF CANADA, as Trustee

By:
Authorized Signatory

Bell Canada Global Note Certificate (2055-C), No. [●]

REVERSE OF SECURITY

This Security is one of a duly authorized issue of securities of the Company (herein called the “Securities”), issued and to be issued in one or more series under an Indenture, dated as of March 27, 2025 (the “Base Indenture”), as amended by the First Supplemental Indenture, dated as of March 27, 2025 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), among the Company, BCE Inc., as Guarantor (herein called the “Guarantor”, which term includes any successor Person under the Indenture) and Computershare Trust Company of Canada, as Trustee (herein called the “Trustee”, which term includes any successor trustee under the Indenture), and reference is hereby made to the Indenture for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantor, the Trustee and the Holders of the Securities and of the terms upon which the Securities are, and are to be, authenticated and delivered. This Security is one of the series designated on the face hereof, limited in aggregate principal amount to $1,250,000,000.

The Company shall be entitled, at its option, to redeem the Securities, in whole at any time or in part from time to time, by giving prior notice of not less than 10 days nor more than 60 days to the Holders of the Securities, and upon such conditions as may be specified in the applicable notice of redemption, at a redemption price equal to 100% of the principal amount thereof: (a) on any day in the period commencing on and including the date that is 90 days prior to the First Reset Date and ending on and including such First Reset Date; and (b) thereafter, on any applicable Interest Payment Date, in each case together with accrued and unpaid interest (including deferred interest, as applicable) to, but excluding, the date fixed for redemption.

At any time on or within 90 days following the occurrence of a Tax Event, the Company may, at its option, by giving not less than 10 days’ nor more than 60 days’ prior notice to the Holders of the Securities, redeem all (but not less than all) of the Securities at a redemption price equal to 100% of the principal amount thereof, together with accrued and unpaid interest (including deferred interest, as applicable) to, but excluding, the date fixed for redemption.

At any time on or within 90 days following the occurrence of a Rating Event, the Company may, at its option, by giving not less than 10 days’ nor more than 60 days’ prior notice to the Holders of the Securities, redeem all (but not less than all) of the Securities at a redemption price equal to 102% of the principal amount thereof, together with accrued and unpaid interest (including deferred interest, as applicable) to, but excluding, the date fixed for redemption.

In the event of redemption of this Security in part only, a new Security or Securities of this series and of like tenor for the unredeemed portion hereof will be issued in the name of the Holder hereof upon the cancellation hereof.

The indebtedness of the Company evidenced by this Note, including the principal hereof and premium (if any) and interest hereon, is, to the extent and in the manner set forth in the Indenture, subordinate and junior in right of payment to the Company’s obligations to holders of all present and future Bell Canada Senior Debt and each Holder of this Note, by acceptance hereof, agrees to and shall be bound by such subordination provisions of the Indenture and all other provisions of the Indenture.

The Indenture contains provisions for defeasance at any time of the entire indebtedness of this Security or certain restrictive covenants and Events of Default with respect to this Security, in each case upon compliance with certain conditions set forth in the Indenture.

The Indenture contains provisions making binding upon all Holders of the Notes outstanding thereunder resolutions passed at meetings of Holders of the Notes held in accordance with such provisions and instruments signed by the Holders of a specified majority of the Notes.

The Indenture also contains provisions permitting the Holders of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of such series, to waive by ordinary resolution compliance by the Company or the Guarantor, or both, with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such waiver by the Holder of this Security shall be conclusive and binding upon such Holder and upon all future Holders of this Security and of any Security issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof, whether or not notation of such waiver is made upon this Security.

As provided in and subject to the provisions of the Indenture, the Holder of this Security shall not have the right to institute any proceeding with respect to the Indenture or for the appointment of a receiver, receiver and manager, monitor, or trustee or for any other remedy thereunder, unless such Holder shall have previously given the Trustee written notice of a continuing Event of Default with respect to the Securities of this series, the Holders of not less than 25% in principal amount of the Securities of this series at the time Outstanding shall have made written request to the Trustee to institute proceedings in respect of such Event of Default as Trustee and shall fund and indemnify the Trustee to its reasonable satisfaction against costs, expenses and other liabilities of instituting such proceeding, and the Trustee shall not have received during such 60 day period a direction by Extraordinary Resolution or Holders’ Request of the Outstanding Securities of that series inconsistent with such request, and the Trustee shall have failed to institute any such proceeding, for 60 days after receipt of such notice, request and offer of indemnity. The foregoing shall not apply to any suit instituted by the Holder of this Security for the enforcement of any payment of principal hereof or any premium or interest hereon on or after the respective due dates expressed herein.

No reference herein to the Indenture and no provision of this Security or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and any premium and interest on this Security at the times herein prescribed.

As provided in the Indenture and subject to certain limitations therein set forth, the transfer of this Security is registrable in the Security Register, upon surrender of this Security for registration of transfer at the office or agency of the Company in any place where the principal of and any premium and interest on this Security are payable, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company and the Security Registrar duly executed by, the Holder hereof or such Holder’s attorney or mandatary duly authorized in writing, and thereupon one or more new Securities of this series and of like tenor, of authorized denominations and for the same aggregate principal amount, will be issued to the designated transferee or transferees.

The Securities of this series are issuable only in registered form without coupons in denominations of $1,000 and integral multiples thereof. As provided in the Indenture and subject to certain limitations therein set forth, Securities of this series are exchangeable for a like aggregate principal amount of Securities of this series and of like tenor of a different authorized denomination, as requested by the Holder surrendering the same.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

Prior to due presentment of this Security for registration of transfer, the Company, the Guarantor, the Trustee and any agent of the Company, the Guarantor or the Trustee may treat the Person in whose name this Security is registered as the owner hereof for all purposes, whether or not this Security be overdue, and neither the Company, the Guarantor, the Trustee nor any such agent shall be affected by notice to the contrary.

All terms used in this Security which are defined in the Indenture and not defined herein shall have the meanings assigned to them in the Indenture.

(FORM OF REGISTRATION PANEL)

(No writing hereon except by Trustee or other registrar)

Date of Registration	In Whose Name Registered	Signature of Trustee or Registrar
March 27, 2025	CDS & Co.

BELL CANADA

5.625% FIXED-TO-FIXED RATE JUNIOR SUBORDINATED NOTES, SERIES C

Initial Principal Amount: $1,250,000,000	CUSIP: 078149DY4

Authorization:

ADJUSTMENTS

Date	Amount of Increase	Amount of Decrease	New Principal Amount	Authorization

EXHIBIT B

Guarantee

For value received, the Guarantor (which term includes any successor Person under the Indenture), hereby fully and unconditionally guarantees to the Holder of the Security upon which this Guarantee is endorsed and to the Trustee referred to in such Indenture due and prompt payment of the principal of (and premium, if any) and interest on such Security (the “Guaranteed Obligations”) when and as the same shall become due and payable, whether at the Stated Maturity, by declaration of acceleration, call for redemption or otherwise, according to the terms thereof and of the Indenture referred to therein (the “Guarantee”). In case of the failure of the Company (which term includes any successor Person under the Indenture) punctually to make any such payment of Guaranteed Obligations, the Guarantor hereby agrees to cause any such payment to be made promptly when and as the same shall become due and payable, whether at the Stated Maturity, by declaration of acceleration, call for redemption or otherwise, and as if such payment were made by the Company.

The Guarantor hereby agrees that its obligations hereunder shall be as solidary codebtor and not merely surety, and shall be absolute and unconditional, irrespective of, and shall be unaffected by, any invalidity, irregularity or unenforceability of any Security of any series or this Indenture, any failure to enforce the provisions of any Security of any series or this Indenture, or any waiver, modification or indulgence granted to the Company with respect thereto, by the Holder of any Security of any series or the Trustee, or any other circumstance which may otherwise constitute a legal or equitable discharge of a surety or guarantor; provided, however, that, notwithstanding the foregoing, no such waiver, modification or indulgence shall, without the consent of the Guarantor, increase the principal amount of a Security or the interest rate thereon or increase any premium payable upon redemption thereof. The Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of amalgamation, merger or bankruptcy of the Company, any right to require a proceeding first against the Company, protest or notice with respect to any Security or the indebtedness evidenced thereby or with respect to any sinking fund payment required pursuant to the terms of a Security issued under this Indenture and all demands whatsoever, and covenants that this Guarantee will not be discharged with respect to any Security except by payment in full of the principal of (and premium, if any) and interest on such Security.

Subject to the provisions with respect to the subordination of this Guarantee to other obligations of the Guarantor as described below, this Guarantee shall not be impaired by any modification, supplement, extension or amendment of any contract or agreement to which the parties thereto may hereafter agree, nor by any modification, release or other alteration of any of the Guaranteed Obligations or of any security therefore to which the parties thereto may hereafter agree, nor by any agreements or arrangements whatever with the Company or anyone else. The liability of the Guarantor hereunder is direct and unconditional and may be enforced without requiring the Trustee first to resort to any other right or security. The Guarantor hereby waives all benefits of division and discussion. The obligation of the Guarantor hereunder shall be irrevocable and unconditional irrespective of, shall not be affected or limited by, and shall not be subject to any defense, set-off, counterclaim or termination by reason of: (i) the legality, genuineness, validity, regularity or enforceability of this Guarantee or the liabilities of the Company guaranteed hereby; (ii) any provision of applicable law or regulation prohibiting the payment by the Company of the Guaranteed Obligations; or (iii) any other fact or circumstance which might otherwise constitute a defense to a guarantee, including without limitation, any failure to perfect or continue the perfection of any security interest, hypothec or other lien securing all or any part of the Guaranteed Obligations, the invalidity or unenforceability of any of the Guaranteed Obligations, or the release of any party guaranteeing all or a portion of the Guaranteed Obligations. The Guarantor confirms that in executing and delivering this Guarantee it has not relied on any representation, warranty or other statement or agreement by the Trustee. All recourses of the Trustee hereunder shall be exercised in accordance with its powers under the Indenture.

B-1

The obligations of the Guarantor to which this Guarantee is subordinated as described below shall not be deemed to have been paid in full unless the Holders thereof shall have received cash (or securities or other property satisfactory to such Holders) in full payment of such obligations of the Guarantor then outstanding. Upon the payment in full of all such obligations of the Guarantor, the Guarantor shall be subrogated to all rights of the Holder of such Security against the Company in respect of any amounts paid to such Holder by the Guarantor pursuant to the provisions of this Guarantee; provided, however, that the Guarantor shall not be entitled to enforce, or to receive any payments arising out of or based upon, such right of subrogation until the principal of (and premium, if any) and interest on all Securities of the same series issued under such Indenture shall have been paid in full.

The obligations evidenced by this Guarantee are, to the extent provided in the Indenture, subordinated and subject in right of payment to the prior payment in full of all present and future Guarantor Senior Debt (as defined in the Indenture), and this Guarantee is issued subject to the provisions of the Indenture with respect thereto. Each Holder of a Security upon which this Guarantee is endorsed, by accepting the same, (a) agrees to and shall be bound by such subordination provisions of the Indenture and all other provisions of the Indenture (b) authorizes and directs the Trustee on such Holder’s behalf to take such action as may be necessary or appropriate to acknowledge or effectuate the subordination so provided and (c) appoints the Trustee as such Holder’s attorney-in-fact or mandatary for any and all such purposes. Each Holder hereof, by the acceptance hereof, hereby waives all notice of the acceptance of the subordination provisions contained herein and in the Indenture by each holder of Guarantor Senior Debt, whether now outstanding or hereafter incurred, and waives reliance by each such Holder upon said provisions.

All terms used in this Guarantee which are defined in the Indenture and not defined herein shall have the meanings assigned to them in the Indenture.

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IN WITNESS WHEREOF, the Guarantor has caused this instrument to be duly executed.

Dated: [●], 20[●]

BCE INC.

By:
Name:
Title:

By:
Name:
Title: